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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Torchmark Corporation

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "experts" in the Prospectus.

Our report refers to changes in accounting principles to adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. SFAS No. 109, Accounting for Income Taxes, SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and SFAS No. 121. Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to Be Disposed Of.


                                                 KPMG Peat Marwick LLP

Birmingham, Alabama
August 30, 1996